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                                                                      EXHIBIT 11


                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)


                                                            THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                                  1999         1998                  1999          1998
                                                               ---------     ---------             ---------     ---------

Basic:
   Weighted average number of shares outstanding                 114,382       100,788               106,887       100,811
                                                               ---------     ---------             ---------     ---------
   Net income                                                  $   4,741     $  28,538             $  20,003     $ 103,962
                                                               ---------     ---------             ---------     ---------
   Per share amount                                            $     .04     $     .28             $     .19     $    1.03
                                                               ---------     ---------             ---------     ---------

Diluted:
   Weighted average number of shares outstanding                 114,382       100,788               106,887       100,811
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                         8,717         1,521                 8,717         2,641
   Assumed conversion of 5% convertible notes                         --         9,517                    --         9,517
                                                               ---------     ---------             ---------     ---------
      Total                                                      123,099       111,826               115,604       112,969
                                                               ---------     ---------             ---------     ---------
   Net income                                                  $   4,741     $  28,538             $  20,003     $ 103,962
   Add 5% convertible note interest, net
      of tax effect                                                   --         1,358                    --         4,075
                                                               ---------     ---------             ---------     ---------
      Total                                                    $   4,741     $  29,896             $  20,003     $ 108,037
                                                               ---------     ---------             ---------     ---------
   Per share amount                                            $     .04     $     .27             $     .17     $     .96
                                                               ---------     ---------             ---------     ---------
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